Consolidated Condensed Statements of Current and Retained Earnings
Lowe's Companies, Inc. and Subsidiary Companies
Dollars In Thousands, Except Per Share Data

                                                       Three months ended                           Six months ended
                                                 July 31, 19        July 31, 1993          July 31, 199        July 31, 1993
Current Earnings                             Amount Percent     Amount Percent          Amount  Percent      Amount  Percent
Net sales                                 1,647,019  100.00  1,241,691  100.00       3,044,027  100.00    2,233,803  100.00

Cost of sales                             1,243,459   75.50    949,211   76.45       2,303,759   75.68    1,707,156   76.42

Gross margin                                403,560   24.50    292,480   23.55         740,268   24.32      526,647   23.58

Expenses:

Selling, general and administrative         239,790   14.55    183,751   14.78         446,004   14.65      340,413   15.24

Store opening costs                           7,345    0.45      6,520    0.53          14,737    0.48        9,449    0.42

Depreciation                                 26,174    1.59     19,484    1.57          50,162    1.65       38,171    1.71

Employee retirement plans                    13,135    0.80     10,629    0.86          24,246    0.80       19,435    0.87

Interest                                      7,345    0.45      3,545    0.29          15,728    0.52        7,370    0.33




Total expenses                              293,789   17.84    223,929   18.03         550,877   18.10      414,838   18.57

Pre-tax earnings                            109,771    6.66     68,551    5.52         189,391    6.22      111,809    5.01

Income tax provision                         38,420    2.33     23,591    1.90          66,287    2.18       37,401    1.68

Net earnings                                 71,351    4.33     44,960    3.62         123,104    4.04       74,408    3.33

Shares outstanding (weighted average)       152,576            147,305                 150,417              146,952

Earnings per common & common
 equivalent share                              0.47               0.31                    0.82                 0.51

Earnings per common share -
 assuming full dilution                        0.45               0.30                    0.79                 0.51



Balance at beginning of period              642,587            512,492                 596,764              489,033
Net earnings                                 71,351             44,960                 123,104               74,408
Cash dividends                               (7,156)            (5,886)                (13,086)             (11,745)
Stock Split                                       0               (170)                      0                 (300)
Balance at end of period                    706,782            551,396                 706,782              551,396


See accompanying notes to consolidated condensed financial statements and Independent Accountants' Report.



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